Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER CORP LP

Energy Transfer Corp LP, a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”), for the purpose of amending and restating its Certificate of Limited Partnership filed with the office of the Secretary of State of Delaware on July 7, 2015 under the name ETE Corp, L.P., as amended on September 3, 2015 under the name ETE Corp LP, as amended on September 25, 1015 under the name Energy Transfer Corp LP, hereby certifies that its Certificate of Limited Partnership is amended and restated to read in its entirety as follows:

1. The name of the limited partnership is Energy Transfer Corp LP.

2. The address of the registered office of the limited partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The limited partnership’s registered agent at that address is Corporation Service Company.

3. The names and mailing address of each general partner is as follows:

NAME	ADDRESS
Energy Transfer Corp GP, LLC	3738 Oak Lawn Ave, Dallas Texas 75219

IN WITNESS WHEREOF, this Amended and Restated Certificate of Limited Partnership, which restates and integrates and also further amends the Certificate of Limited Partnership as heretofore amended or supplemented, has been duly executed as of the 25th day of September, 2015 and is being filed in accordance with Section 17-210 of the Act by a general partner thereunto duly authorized.

Energy Transfer Corp GP, LLC, its general partner

By:	/s/ William J. Healy
William J. Healy, Authorized Person